AMENDED AND RESTATED
                         ARTICLES OF INCORPORATION
                                    OF
                        NETWORK ACQUISITIONS, INC.


     The following Amended and Restated Articles of Incorporation were duly adopted by the shareholders of Network Acquisitions, Inc. pursuant to the Colorado Business Corporation Act. The number of shares voted for the Amended and Restated Articles of Incorporation was sufficient for approval. These articles correctly set forth the provisions of the Articles of Incorporation, as amended, and supersede the original Articles of Incorporation and all amendments thereto.

                                 ARTICLE I
                                   NAME

     The name of the Corporation is Cavion Technologies, Inc.

                                ARTICLE II
                            AUTHORIZED CAPITAL

A.   COMMON STOCK

     CLASS A COMMON STOCK. The Corporation shall have authority to issue 19,970,000 shares which shall be designated as Class A Common Stock, $.0001 par value per share.

     CLASS B COMMON STOCK. The Corporation shall have authority to issue 30,000 shares which shall be designated as Class B Common Stock, $.0001 par value per share.

     The shares of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") shall be identical in all respects except that the Class B Common Stock is subject to an option (the "Put") for the holder thereof to sell the shares to the Corporation, and a option (the "Call") for the Corporation to buy the shares from the holder, in each case at the price of $7.00 per share (as adjusted pursuant to the terms set forth below). The terms of the Put and the Call are as follows:

          The Put shall be exercisable only by the holder giving notice of exercise to the Corporation during a 60-day period beginning on the date that is 30 days after the date on which 100 credit unions, or other entities associated with the credit union industry that provide equivalent revenue generating opportunities to the corporation, have subscribed and connected to the Corporation's secure network, or equivalent services of the Corporation (the "Exercise Period"), specifying the number of shares of Class B Common Stock as to which the Put is exercised. If not exercised within the Exercise Period, the Put shall expire at 5:00 p.m., Denver time, on the last day of the Exercise Period.

          The Call shall be exercisable by the Corporation at any time from the date of Issuance of the Class B Common Stock through the expiration of the Exercise Period by written notice to any holder of Class B Common Stock with respect to all or any part of the shares of Class B Common Stock owned by such holder.

          No later than 60 days after the end of the Exercise Period, the Corporation shall tender payment in full for all shares of Class B Common Stock as to which the Put or the Call is exercised (plus any accumulated but unpaid dividends on such shares), in immediately available funds, against delivery to the principal offices of the Corporation of certificates representing such shares, accompanied by executed stock powers in proper form for transfer, free and clear of all liens, claims and encumbrances.

          In the event of any recapitalization, stock split, combination of shares, or stock dividend, any shares into which shares of Class B Common Stock are converted shall be subject to the Put and the Call, and appropriate adjustment shall be made in the purchase price for the Put and the Call.

          If at the end of the Exercise Period neither the Put nor the Call has been exercised with respect to any shares of Class B Common Stock, then each outstanding share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock, effective on the day after the last day of the Exercise Period.

     The authorization for issuance of Class B Common Stock hereunder shall automatically terminate on the earlier of (i) the date on which exercise notices with respect to either the Put or the Call shall have been issued with respect to all shares of Class B Common Stock; or (ii) the date of automatic conversion of all outstanding shares of Class B Common Stock pursuant to the foregoing paragraph.

     Immediately upon the termination of the authorization for issuance of Class B Common Stock hereunder, the Class A Common Stock shall automatically be redesignated as Common Stock, and only one class of Common Stock shall be authorized.

     The Common Stock shall have unlimited voting rights, and shall constitute all of the voting shares of the Corporation, except to the extent that any additional class or classes of voting shares may hereafter be established in accordance with the Colorado Business Corporation Act. Upon liquidation of the Corporation, the shares of Common Stock shall be entitled to receive the net assets of the Corporation after payment of the liquidation preference provided for with respect to any issued and outstanding Preferred Stock of the Corporation. Each shareholder shall be entitled to one vote for each share of Common Stock held of record by such shareholder at the time for determining the holders thereof entitled to vote.

B. PREFERRED STOCK

     The Corporation shall have authority to issue 10,000,000 shares which shall be designated as Preferred Stock, $.0001 par value per share.
Except as provided by Section 7-110-104 of the Colorado Business Corporation Act, the shares of Preferred Stock shall have no voting rights. The Board of Directors of the Corporation may authorize the issuance of one or more series of Preferred Stock and may determine the preferences, limitations, and relative rights of any such series in accordance with Section 7-106-102 of the Colorado Business Corporation Act.

                                ARTICLE III
                                  OFFICES

     A. The street address of the registered office of the Corporation is 7475 Dakin Street, Suite 607, Denver, Colorado 80221, and name of the registered agent at that address is David J. Selina. The written consent of the registered agent to the appointment as such is set forth below.

     B. The address of the Corporation's initial principal office is 7475 Dakin Street, Suite 607, Denver, Colorado 80221.

                                ARTICLE IV
                                 PURPOSES

     The purposes for which the Corporation is organized are to transact any legal and lawful purpose pursuant to the Colorado Business Corporation Act.

                                 ARTICLE V
                             PREEMPTIVE RIGHTS

     The shareholders shall not have preemptive rights.

                                ARTICLE VI
                             CUMULATIVE VOTING

     Cumulative voting shall not be permitted in the election of directors.

                                ARTICLE VII
                     LIMITATION ON DIRECTOR LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation under this Article VII, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article VII, prior to such repeal or modification.

                               ARTICLE VIII
                              INDEMNIFICATION

     (a) The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that such person is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, such person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

     (b) The Corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:

          (i) the director or officer furnishes to the Corporation a written affirmation of his or her good faith belief that he or she has met the standard of conduct described in Section 7-109-102 of the Colorado Business Corporation Act;

          (ii) the director or officer furnishes to the Corporation a written undertaking, executed personally or on the director's or officer's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

          (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Article 109 of the Colorado Business Corporation Act.

                                ARTICLE IX
                             TERM OF EXISTENCE

The duration of the Corporation shall be perpetual.

Dated:    February 1, 1999

                              CAVION TECHNOLOGIES, INC.


                              By: /s/ David J. Selina
                              David J. Selina, President


     The undersigned consents to the appointment as the registered agent of Cavion Technologies, Inc.


                              /s/ David J. Selina
                              David J. Selina